Exhibit 2

Presentation to ARAMARK’s Special Committee

June 12, 2006

Presentation to ARAMARK Special Committee

Agenda

The Value of ARAMARK in a “Change of Control” Transaction

Why We Are Optimistic About ARAMARK’s Prospects

Options Available to the Special Committee to Create Value

1

Presentation to ARAMARK Special Committee

The Value of ARAMARK in a “Change of Control” Transaction

Precedent Transactions

LBO Analysis

Why Sell-Side Valuations are Incorrect

2

Presentation to ARAMARK Special Committee

Precedent Transactions

Select Service Partners (SSP)

Date of offer: April 10, 2006

Size of offer: £1,822M or $3,180M

Business Description: Former division of Compass that operates European concessions on motorways, airports, and railways

Buyer: Sold in two pieces to Macquarie Bank and EQT Partners

Valuation based on: Fiscal 2006 (September) sell-side estimates

Elior

Date of offer: March 27, 2006

Size of offer: €1,890M or $2,385M

Business Description: European outsourced food service provider

Buyer: CEO-led buyout

Valuation based on: Fiscal 2006 (September) sell-side estimates

PHS Group

Date of offer: July 7, 2005

Size of offer: £600M or $1,048M

Business Description: UK provider of workplace services including washroom products, mats, plants, water dispensers, etc.

Buyer: Charterhouse Capital Partners

Valuation based on: Fiscal 2006 (March) sell-side estimates

ISS

Date of offer: March 28, 2005

Size of offer: kr22,130M or $3,831M

Business Description: Facility outsourced service provider of maintenance and cleaning services

Buyer: EQT Partners and Goldman Sachs

Valuation based on: Fiscal 2005 (December) sell-side estimates

SunGard Data Systems

Date of offer: March 28, 2005

Size of offer: $11,043mm

Business Description: Software and IT outsourcing services provider

Buyer: Private Equity consortium

Valuation based on: Fiscal 2005 (December) sell-side estimates

3

Presentation to ARAMARK Special Committee

Precedent Transactions

The $32.00/share offer values ARAMARK at significantly lower multiples than precedent transactions.

At multiples consistent with the average of these transactions, the implied value of ARAMARK is $37.00-$41.26/share. In fact, the most similar businesses (Elior and SSP) were also the most recent transactions, and yield a value of $39.90-$48.17/share.

Precedent similar transactions

Transaction Multiples

Name EV/EBITDA EV/EBITA EV/EBITDA-capex

Select Service Partners (SSP) 10.3 x 14.6 x 15.5 x

Elior 9.6 x 13.7 x 16.5 x

PHS Group 10.2 x 12.2 x 12.7 x

ISS 9.3 x 11.7 x 11.6 x

SunGard Data Systems 9.7 x 12.2 x 12.0 x

Average multiple 9.8 x 12.9 x 13.7 x

ARAMARK Multiples at $32.00/share offer 8.0 x 11.5 x 11.9 x

ARAMARK value at average multiples $41.26 $37.00 $38.15

ARAMARK value at ELR multiples $39.93 $39.90 $48.17

ARAMARK value at SSP multiples $43.65 $43.19 $44.67

Note: ARAMARK multiples and implied value/share were calculated using Fiscal 2006 estimates

4

Presentation to ARAMARK Special Committee

The Value of ARAMARK in a “Change of Control” Transaction

Precedent Transactions

LBO Analysis

Why Sell-Side Valuations are Incorrect

5

Presentation to ARAMARK Special Committee

LBO Analysis

Our LBO analysis delivers a range of values from $38.91-$42.49/share and is based on conservative assumptions…

Key assumptions include:

Revenue growth (+6% p.a.) and ebit margin expansion (10bps p.a.) at the low end of management’s stated financial objectives An exit multiple of 8.25x NTM EBITDA which is a discount to both ARAMARK’s December 2001 IPO valuation and the current trading multiples of comparable public companies Fair value determined by using an IRR to the buying group of 15-20% The same debt level of $6.25 billion as proposed in the “going private” offer with an average debt cost of 7.81% The analysis does not assume the sale or turnaround of the Uniform Career Apparel-Direct Marketing segment, any cost reduction efforts such as the elimination of public company costs, or a rationalization of the asset base, all of which are likely and would increase the return available to a buyer

6

*Presentation to ARAMARK Special Committee*

# LBO Analysis (cont'd)

## …and yields an egregious IRR of 35.7% to the buying group at the $32.00/share offer

**ARAMARK LBO analysis**

| Assumptions | |
|---|---|
| Closing date | 9/30/06 |
| Price paid per share | $32.00 |
| Debt financing ($M) | 6,250 |
| Bank debt ($3.8bn) @ 10 yr +240bps | 7.39% |
| Sub debt ($2.4bn) | 8.50% |
| Blended debt cost | 7.81% |
| 2H06 Free Cash Flow ($M) | 246 |
| Debt assumed at closing ($M) | 1,657 |
| 2007+ rev growth | 6.0% |
| 2007+ op mgn growth (bps) | 10 |
| Cash balance ($M) | 40.0 |
| Exit multiple on EBITDA | 8.25x |

| Sources and uses of funds | |
|---|---|
| Uses | $M |
| Equity purchase | 5,927 |
| Debt assumed | 1,657 |
| Transaction fees | 178 |
| Total uses | 7,762 |
| | |
| Sources | $M |
| LBO group equity | 1,512 |
| Debt | 6,250 |
| Total sources | 7,762 |

| Financial summary | 2007E | 2008E | 2009E | 2010E | 2011E | 2012E |
|---|---|---|---|---|---|---|
| EBITDA | 1,034 | 1,106 | 1,184 | 1,266 | 1,355 | 1,450 |
| Less: net interest | (481) | (468) | (451) | (431) | (406) | |
| Less: Taxes at 36.7% | (72) | (97) | (124) | (154) | (188) | |
| Less: Capex | (333) | (353) | (374) | (396) | (420) | |
| Less: Working capital | - | - | - | - | - | |
| **Cash flow for debt service** | 148 | 189 | 234 | 285 | 341 | |
| Debt balance (ending) | 6,102 | 5,913 | 5,679 | 5,394 | 5,053 | |
| Debt/EBITDA | 5.9 x | 5.3 x | 4.8 x | 4.3 x | 3.7 x | |

| Exit conditions | |
|---|---|
| Exit multiple on 9/30/2011 on NTM EBITDA | 8.25 x |
| Value of enterprise on 9/30/2011 | 11,961 |
| Less: Net debt outstanding | (5,013) |
| Equity value on 9/30/2011 | 6,948 |
| **Internal rate of return at $32.00/share offer** | **35.7%** |

**Calculated current equity value per share**

| EBITDA | | Exit multiple | | |
|---|---|---|---|---|
| | | 8.0 x | **8.25 x** | 8.5 x |
| | 15.0% | $41.51 | **$42.49** | $43.46 |
| IRR | 17.5% | $39.71 | **$40.58** | $41.46 |
| | 20.0% | $38.12 | **$38.91** | $39.70 |

Eminence CAPITAL, LLC

7

Presentation to ARAMARK Special Committee

The Value of ARAMARK in a “Change of Control” Transaction

Precedent Transactions

LBO Analysis

Why Sell-Side Valuations are Incorrect

8

Presentation to ARAMARK Special Committee

Pre-Offer Sell-Side Price Targets of $30-$35/share Contained a Significant Flaw When Comparing ARAMARK to its European Peers…

Both the company and the sell-side focus on GAAP earnings per share (EPS) and neglect to mention “Cash EPS.” ARAMARK’s “Cash EPS” would add back the amortization of acquisition related intangibles (i.e. contract rights and customer lists) which is a non-cash expense of roughly $48M per annum or $0.26 per share. However, all 3 European competitors have excluded amortization of acquisition related intangibles (“goodwill”) from EPS thereby making comparisons to ARAMARK’s GAAP EPS incorrect.

…while Post-Offer Sell-Side Valuations of $32-$35/share Incorporate Multiple Flawed Assumptions

Several IRR analyses assumed revenue growth below the company’s stated range and below the current rate One discounted cash flow analysis treated the present value of operating leases as debt but did not add back the rent expense to operating income or free cash flow One IRR analysis assumed a 7.5x LTM EBITDA multiple to derive exit value Several target prices were inaccurate because they either used the seasonally high 1Q06 debt balance or assumed zero free cash flow in the company’s seasonally strong 2H06

Presentation to ARAMARK Special Committee

Agenda

The Value of ARAMARK in a “Change of Control” Transaction

Why We Are Optimistic About ARAMARK’s Prospects

Options Available to the Special Committee to Create Value

Presentation to ARAMARK Special Committee

ARAMARK is a very good business…

Consistent Growth a 7%+ 20 year revenue compound annual growth rate (CAGR)1 a 19%+ 20 year net income CAGR1 a 14%+ “Cash EPS” CAGR2 since its IPO in 2001

Predictable Results

Well-diversified customer base High retention rates of mid 90%1 Long-term customer relationships

High Returns on Capital

Earnings before interest, taxes, and amortization of intangibles (EBITA)/Tangible Invested Capital (IC) of 55% shows very high internal rate of return EBITA/Total IC of 21% shows a very good return even when including all goodwill and intangibles

Strong Free Cash Flow (FCF) Generation

FCF has exceeded net income for 5 of the last 6 years and has averaged 106% of net income (a difference of $14.4M per year) despite growing the business

Recognized Outsourced Services Leader

ARAMARK ranked first in its industry on FORTUNE’S 2006 list of America’s most admired companies4 ARAMARK is #6 on the Global Outsourcing 100 list for 2006, as per the International Association of Outsourcing Professionals (IAOP)5

Notes: 1) ARAMARK investor presentation dated March 14, 2006, (2) ARAMARK investor presentation dated May 18, 2005, (3) defined as net income + depreciation and amortization less net capital expenditures, (4) as per FORTUNE magazine issue dated March 6, 2006, (5) as seen in a special advertisement section in FORTUNE magazine dated April 3, 2006.

Presentation to ARAMARK Special Committee

…with strong growth prospects and at an inflection point

Strong Growth Prospects

Huge opportunity in US Food and Support Services to win accounts which are largely self-operated. ARAMARK highlights target opportunities in healthcare ($36 billion), higher education ($40 billion), K-12 ($36 billion), and the corrections ($4 billion) markets6 that are enormous compared to the current $7 billion revenue base. Cross-sell opportunity is very large for each of ARAMARK’s customer verticals. For example, ARAMARK provides all three services (food, facilities, and CTS) for only 4% of its healthcare clients7 International growth through company targeted $65 billion European healthcare and education opportunity7 and expanding the current 19 country international footprint.

Inflection Points

New CEO at Compass is committed to restructuring the business, renegotiating or exiting poorly performing contracts, and improving returns on capital and free cash flow. Numerous competitors have cited Compass as being aggressive and irrational on pricing over the past 3 years.

CEO-led buyout of Elior ensures another competitor will remain rational on pricing ARAMARK’s recent results demonstrate the company has turned the corner on profitability and show the inherent leverage in the business as well as the benefits of certain cost containment efforts. 1H06 US Food and Support Services’ operating margins were the highest since ARAMARK went public in 2001 and increased 35bps8 year over year. The International Food and Support and Uniform-Rental segments also had record 1H06 results.

Notes: 6) ARAMARK investor presentation- May 18, 2005, (7) ARAMARK investor presentation- March 14, 2006 (8) excluding the $9.7M real estate gain in 2Q05

Presentation to ARAMARK Special Committee

Agenda

The Value of ARAMARK in a “Change of Control” Transaction

Why We Are Optimistic About ARAMARK’s Prospects

Options Available to the Special Committee to Create Value

Presentation to ARAMARK Special Committee

Options Available to the Special Committee to Create Value

Negotiate solely with the buying group for a price at or near fair value

Initiate an auction for the company and allow the CEO-led offering group to bid

If an offer at or near fair value does not materialize then repurchase between 20%-30% of shares outstanding via a Dutch tender offer and highlight “Cash EPS”

Presentation to ARAMARK Special Committee

A Dutch tender offer for 45.1M shares (24%) at the $32.00 per share offer will be 9.9% accretive to “Cash EPS” in 2007…

ARAMARK Dutch tender analysis:

Assumptions

Leverage multiple on 2007 EBITDA 3.00 x

Estimated debt assumed at 9/30/06 (M) $1,657

Interest rate 7.25%

Tax rate 36.70%

Share price $32.00

2007E EBITDA (M) $1,034

Implied debt (M) $3,102

Incremental debt (M) $1,444

Dutch tender offer (M shares) 45.1

Add’l interest after-tax (M) $66.3

Financial Summary

Net income pre Dutch tender (M) $345.4

Diluted shares pre Dutch tender 185.2

GAAP EPS pre Dutch tender $1.86

Net income post Dutch tender (M) $279.1

Diluted shares post Dutch tender 140.1

GAAP EPS post Dutch tender $1.99

GAAP Accretion 6.8%

“Cash net income” pre Dutch tender (M) $393.4

Diluted shares pre Dutch tender 185.2

“Cash EPS” pre Dutch tender $2.12

“Cash net income” post Dutch tender (M) $327.1

Diluted shares post Dutch tender 140.1

“Cash EPS” post Dutch tender $2.34

“Cash EPS” Accretion 9.9%

…which would still be within management’s stated goal of 2.0-3.0x and would be well below the “going private” offer which is roughly 6.5x 2006 EBITDA

Presentation to ARAMARK Special Committee

If ARAMARK traded at the same multiple as the average of its competitors after a Dutch tender offer for 45.1M shares at $32.00, then the implied values are $35.63-$39.92/share

Fiscal 2007

Price Shares Mkt cap Net debt EV Year-end EV/EBITDA EV/EBITA EV/EBITDA-capex P/CASH EPS

SW.FP Sodexho € 34.29 156.4 5,362 1,538 6,900 August 8.3 x 11.1 x 11.8 x 16.0 x

CPG.LN Compass £2.35 2,158.0 5,061 1,221 6,282 Sept 7.9 x 11.4 x 12.1 x 16.2 x

CTAS Cintas $41.22 168.6 6,950 388 7,337 May 9.1 x 11.0 x 11.7 x 16.6 x

Average 8.4 x 11.1 x 11.9 x 16.3 x

RMK implied price post Dutch 140.1 3,102 Sept $39.92 $35.63 $37.23 $38.12

Notes: (1) CTAS is an average of fiscal 2007 and 2008, (2) closing prices as of 6/9/06